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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Compression Labs, Inc.:

We consent to incorporation herein by reference of our reports dated March 13, 1996, relating to the consolidated balance sheets of Compression Labs, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which reports appear in the December 31, 1995, annual report and Form 10-K of Compression Labs, Inc.


KPMG Peat Marwick LLP
/s/ KPMG Peat Marwick LLP

San Jose, California
January 28, 1997